Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer and chief information officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, February 3, 2015 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2014. Summarized financial results for the quarter and twelve months ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2014	2013	% change	2014	2013	% change

Total revenues	$3,357,202	$3,152,882	6.5%	$13,470,067	$12,752,076	5.6%

Net revenues:
Transportation
Truckload	$295,216	$256,117	15.3%	$1,177,990	$1,054,565	11.7%
LTL	63,402	58,839	7.8%	258,884	239,477	8.1%
Intermodal	10,235	9,861	3.8%	40,631	39,084	4.0%
Ocean	56,944	46,367	22.8%	208,422	187,671	11.1%
Air	19,404	17,982	7.9%	79,125	73,089	8.3%
Customs	10,824	9,271	16.8%	41,575	36,578	13.7%
Other logistics services	18,281	17,583	4.0%	73,097	67,931	7.6%

Total transportation	474,306	416,020	14.0%	1,879,724	1,698,395	10.7%
Sourcing	24,005	25,799	-7.0%	115,546	126,950	-9.0%
Payment services	3,505	2,646	32.5%	12,382	10,750	15.2%

Total net revenues	501,816	444,465	12.9%	2,007,652	1,836,095	9.3%

Operating expenses	314,088	289,352	8.5%	1,259,234	1,153,445	9.2%

Operating income	187,728	155,113	21.0%	748,418	682,650	9.6%
Net income	$112,947	$92,952	21.5%	$449,711	$415,904	8.1%

Diluted EPS	$0.77	$0.62	24.2%	$3.05	$2.65	15.1%

“2014 was a very good year for us. We were successful in achieving our long term target of double digit earnings per share growth and we made good progress with many strategic initiatives. We did a great job of adjusting to very significant changes in North America surface transportation market conditions. Global forwarding was able to continue earning more market share and expanding our global offerings to our customers. We were able to drive positive change and productivity, to serve our customers and providers in more efficient ways,” said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson.

Our truckload net revenues increased 15.3 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. Our North American truckload volumes increased approximately three percent. Our truckload net revenue margin increased in the fourth quarter of 2014 compared to the fourth quarter of 2013, due primarily

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C.H. Robinson Worldwide, Inc.

February 3, 2015

to increased rate per mile. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately twelve percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. In North America, our truckload transportation costs increased approximately eleven percent, excluding the estimated impacts of the change in fuel. These increases were largely the result of market conditions and a change in the mix of our business.

Our less-than-truckload (“LTL”) net revenues increased 7.8 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase was driven by a four percent increase in total shipments, and increased customer pricing, partially offset by higher costs.

Our intermodal net revenues increased 3.8 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase in net revenues was primarily driven by increased operational improvements and customer pricing.

Our ocean transportation net revenues increased 22.8 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase in net revenues was primarily due to increased net revenue margin and volumes.

Our air transportation net revenues increased 7.9 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase was primarily due to increased net revenue margin and volumes.

Our customs net revenues increased 16.8 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase was due to increased transaction volumes.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 4.0 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase was primarily due to increases in managed services.

Sourcing net revenues decreased 7.0 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. This decrease was due to a change in customer, product, and service mix.

Payment services net revenues increased 32.5 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. This was primarily due to a rate increase on our cash advance option in July 2014.

For the fourth quarter, operating expenses increased 8.5 percent to $314.1 million in 2014 from $289.4 million in 2013. Operating expenses as a percentage of net revenues decreased to 62.6 percent in the fourth quarter of 2014 from 65.1 percent in the fourth quarter of 2013.

For the fourth quarter, personnel expenses increased 15.5 percent to $235.1 million in 2014 from $203.6 million in 2013. This was primarily due to an increase in the expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability, partially offset by a decrease in our average headcount of 0.6 percent.

For the fourth quarter, other selling, general, and administrative expenses decreased 7.9 percent to $79.0 million in 2014 from $85.7 million in 2013. This was primarily due to a decrease in our allowance for bad debt. During the fourth quarter, we had improvements in our overall accounts receivable portfolio. Additionally, we there were decreases in travel and claims expenses.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics

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February 3, 2015

solutions, currently serving over 46,000 active customers through a network of 281 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2014 Earnings Conference Call

Wednesday, February 4, 2015 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-378-4361

International callers dial +1-719-457-2652

Callers should reference the conference ID, which is 7290001

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on February 11: 800-203-1112;

passcode: 7290001#

International callers dial +1-719-457-0820

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C.H. Robinson Worldwide, Inc.

February 3, 2015

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenues:
Transportation	$3,010,291	$2,767,550	$11,921,974	$11,069,710
Sourcing	342,951	382,098	1,533,555	1,669,134
Payment Services	3,960	3,234	14,538	13,232

Total revenues	3,357,202	3,152,882	13,470,067	12,752,076

Costs and expenses:
Purchased transportation and related services	2,535,985	2,351,530	10,042,250	9,371,315
Purchased products sourced for resale	318,946	356,299	1,418,009	1,542,184
Purchased payment services	455	588	2,156	2,482
Personnel expenses	235,117	203,619	939,021	826,661
Other selling, general, and administrative expenses	78,971	85,733	320,213	326,784

Total costs and expenses	3,169,474	2,997,769	12,721,649	12,069,426

Income from operations	187,728	155,113	748,418	682,650

Interest and other expense	(6,400)	(6,005)	(24,987)	(9,289)

Income before provision for income taxes	181,328	149,108	723,431	673,361
Provision for income taxes	68,381	56,156	273,720	257,457

Net income	$112,947	$92,952	$449,711	$415,904

Net income per share (basic)	$0.77	$0.62	$3.06	$2.65
Net income per share (diluted)	$0.77	$0.62	$3.05	$2.65

Weighted average shares outstanding (basic)	145,856	150,856	147,202	156,915
Weighted average shares outstanding (diluted)	146,650	151,130	147,542	157,080

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February 3, 2015

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$128,940	$162,047
Restricted cash	359,388	—
Receivables, net	1,571,591	1,449,581
Other current assets	45,540	52,857

Total current assets	2,105,459	1,664,485
Property and equipment, net	152,471	160,703
Intangible and other assets	956,408	977,630

Total Assets	$3,214,338	$2,802,818

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$795,255	$755,007
Accrued compensation	125,624	85,247
Accrued income taxes	4,616	11,681
Other accrued expenses	45,365	43,046
Current portion of debt	605,000	375,000

Total current liabilities	1,575,860	1,269,981
Noncurrent income taxes payable	24,279	21,584
Deferred tax liabilities	66,961	70,618
Long-term debt	500,000	500,000
Other long term liabilities	223	911

Total liabilities	2,167,323	1,863,094

Total stockholders’ investment	1,047,015	939,724

Total liabilities and stockholders’ investment	$3,214,338	$2,802,818

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February 3, 2015

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2014	2013
Operating activities:
Net income	$449,711	$415,904
Stock-based compensation	47,861	9,094
Depreciation and amortization	57,009	56,882
Provision for doubtful accounts	15,092	15,587
Deferred income taxes	(3,117)	25,226
Other	(1,138)	319
Changes in operating elements, net of acquisitions:
Receivables	(137,102)	(87,316)
Prepaid expenses and other	6,294	(5,254)
Other non-current assets	380	—
Accounts payable and outstanding checks	40,251	47,488
Accrued compensation and profit-sharing contribution	40,236	(15,097)
Accrued income taxes	(4,370)	(105,857)
Other accrued liabilities	2,319	(9,199)

Net cash provided by operating activities	513,426	347,777

Investing activities:
Purchases of property and equipment	(22,364)	(40,354)
Purchases and development of software	(7,138)	(7,852)
Restricted cash	(359,388)	—
Acquisitions, net of cash	—	19,126
Other	(6)	221

Net cash used for investing activities	(388,896)	(28,859)

Financing activities:
Borrowings on line of credit	4,823,000	4,165,023
Repayments on line of credit	(4,593,000)	(4,043,669)
Debt issuance costs	(1,484)	—
Borrowings of long-term debt	—	500,000
Payment of contingent purchase price	—	(927)
Net repurchases of common stock	(164,703)	(792,283)
Excess tax benefit on stock-based compensation	7,558	27,209
Cash dividends	(215,008)	(220,257)

Net cash used for financing activities	(143,637)	(364,904)
Effect of exchange rates on cash	(14,000)	(1,986)

Net change in cash and cash equivalents	(33,107)	(47,972)
Cash and cash equivalents, beginning of period	162,047	210,019

Cash and cash equivalents, end of period	$128,940	$162,047

	As of December 31,
	2014	2013
Operational Data:
Employees	11,521	11,676
Branches	281	285

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